Exhibit 99.1

      AEP INDUSTRIES INC. COMPLETES SALE OF AEP INDUSTRIES (AUSTRALIA) PTY.
            LIMITED AND AEP INDUSTRIES (NZ) PTY. LIMITED SUBSIDIARIES

SOUTH HACKENSACK, N.J., May 2 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI) (the "Company") today announced the completion of its agreement to sell the businesses of its AEP Industries (Australia) Pty Limited and its AEP Industries (NZ) Pty Limited subsidiaries combined with most of the operating assets associated with these businesses. The businesses and related operating assets have been sold to Flexible Packaging Operations Australia Pty Limited and Flexible Packaging Operations New Zealand Limited, both of which have been formed by Catalyst Investment Managers Pty Limited, a major investment manager operating in the Asia/Pacific region.

The transaction excludes approximately 22 acres of land and building facilities located in Sydney, Australia and owned by AEP (Australia) Pty Limited. The buyer will occupy this property rent free for a period which will not exceed 1 1/2 years after which the buyer will either lease or vacate the property. AEP intends to sell this property at that time. The book value of this property is approximately $8,000,000, and the company believes that the redevelopment value of the property substantially exceeds its book value.

Excluding the value of the land, the value of the transaction is approximately $58,600,000 and is subject to post closing adjustments. As of and for the three months ended January 31, 2005, these businesses recorded a net loss of $864,000 and represented approximately 22.0 % of the company's total assets, including $11.3 million of goodwill allocated to these operations.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in the United States, Canada, Belgium and the Netherlands.

Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with availability of raw materials, pricing, volume, cash flow guidance, potential technological changes, fluctuations in exchange rates and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

SOURCE  AEP Industries Inc.
    -0-                             05/02/2005
    /CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer of AEP Industries, +1-201-807-2330, or feeneyp@aepinc.com /